Exhibit 10.4

ASSIGNMENT

This assignment is made and effective July 20, 2010.

BETWEEN:
Ms. TSAI, Hsui Ping (the “Assignor”), an individual (Hong Kong Permanent Identity Card number: A340436(9)), with her main address located at Suite A2, 9th Floor, Wing Tak Mansion, 17 Sharp Street West, Hong Kong

AND:
Team Profit Asia Limited (the “Assignee”), a private company incorporated under the laws of Hong Kong having its principal office at Unit C, 20/F., Nathan Comm. Bldg., 430-436 Nathan Rd., Yaumati, Kowloon, Hong Kong.

PREAMBLE

WHEREAS the Assignor has entered into an Exclusive License Agreement (the “Agreement”) dated July 1, 2010 with Mr. CHANG, Cho-Po, a certified true copy of such is hereby attached as APPENDIX A to this Assignment, and acquired an exclusive right and license to manufacture, sell and use apparatus embodying, employing and containing the 臺灣植物快速繁植法 Patentable Technology and for commercialization of this technology globally.

WITNESSETH, with the above preamble forming an integral part this Assignment, that for valuable consideration in hand (Forty Three Thousand Eight Hundred Hong Kong Dollar) paid by the Assignee to the Assignor, receipt of which is hereby acknowledged, the Assignor hereby assigns and transfers to the Assignee all of her right, title and interest in and to all 臺灣植物快速繁植法 Patentable Technology as set forth in EXHIBIT A of the Agreement.

The undersigned fully warrants that it has full rights and authority to enter into this assignment and that the rights and benefits assigned hereunder are free and clear for any lien, encumbrance, adverse claim or interest by any third party.

This assignment shall be binding upon and inure to the benefit of the partiers, and their successors and assigns.

IN WITNESS WHEREOF, the Assignor has executed this Assignment on the day and year first above written.

Signed, sealed and delivered in presence of:

ASSIGNOR	ASSIGNEE
/S/ Ms. TSAI Hsui Ping	Team Profit Asia Limited /S/ Ho Lai Lai Anita
Ms. TSAI, Hsui Ping	HO Lai Lai Anita, Director

WITNESS 見證人	WITNESS 見證人
/S/ 郑秋香	/S/ Chiu Wai Choi
郑秋香	Chiu Wai Choi
Print Name and Title 正楷姓名及職銜	Print Name and Title 正楷姓名及職銜

TAIWAN FAST PLANT PROPAGATION TECHNOLOGY
EXCLUSIVE LICENSE AGREEMENT
臺灣植物快速繁植法獨家使用權許可協議

This Exclusive License Agreement (“the Agreement”) is effective July 1, 2010.
此獨家使用權許可協議 (以下簡稱「協議」)於2010年7月1日正式生效。

BETWEEN 介於:
Mr. CHANG, Cho-Po (the “Licensor”), an individual (Republic of China Passport number: 210509619), with his main address located at Apartment NO. 6, Lane NO. 13, Wu Ding Li, Chao Zhou Town, Ping Dong County, TAIWAN.

CHANG, Cho-Po先生 (下稱「許可者」), 獨立人士 (中華民國護照號碼: 210509619), 他的主要地址位於台灣屏東縣潮州鎮, 武丁里13巷6號

AND及:
Ms. TSAI, Hsui Ping (the “Licensee”), an individual (Hong Kong Permanent Identity Card number: A340436(9)), with her main address located at Suite A2, 9th Floor, Wing Tak Mansion, 17 Sharp Street West, Hong Kong.

TSAI, Hsui Ping 小姐 (下稱「獲許可者」), 獨立人士 (香港永久性居民身份證號碼: A340436(9)), 她的主要地址位於香港霎西街17號永德大廈9樓A2室

RECITALS 陳述

A.
Licensor has developed a certain new and useful Technology (the “Patentable Technology”) and its related proprietary rights (“Proprietary Rights”) of which are described in Exhibit A and is the sole and exclusive owner of the Patentable Technology and has the sole and exclusive right to grant licenses of such Patentable Technology.  許可者開發了一項於陳述A中記述的嶄新及實用技術 (下稱「可申請專利的技術」)及其相關的所有權 (下稱「專有權利」), 並為擁有該可申請專利的技術唯一許可者, 及為唯一有權授與該可申請專利的技術許可證的許可者。

B.
Licensor desires to have the Patentable Technology perfected and marketed at the earliest possible time in order that products resulting wherefrom may be available for public use and benefit.  許可者希望能於最短的時間內優化及銷售該可申請專利的技術, 好讓以此技術生產的產品可供大眾使用及受惠。

C.
Without admitting the validity of the above-mentioned Patentable Technology ownership, but solely for commercial purposes, the Licensee wishes to acquire the exclusive right and license to manufacture, sell and use apparatus embodying, employing and containing the Patentable Technology and for commercialization of this technology globally.  獲許可者於沒有承認上述可申請專利的技術之真確性的情況下, 單純以商業目的考慮, 獲許可者希望取得該可申請專利的技術的獨家權利及許可權, 包括生產, 銷售及使用能體現, 運用及包含該可申請專利的技術的設備, 於全球對該可申請專利的技術進行商業化。

In consideration of the matters described above, and of the mutual benefits and obligations set forth in this agreement, the parties agree as follows:  考慮到上述各項及於此協議訂立的共同利益及責任, 雙方現達成協議如下：

1.      DEFINITIONS釋義

When used in this Agreement, the following terms shall have the respective meanings indicated herein:  使用此協議時, 下列詞彙應具備以下涵義:

“Patentable Technology” means, collectively, those Taiwan Fast Plant Propagation Technology described in the Attached Exhibit A hereof together with its Proprietary Rights.  「可申請專利的技術」指包括於陳述A中記述的臺灣植物快速繁植法及其所專有權利。

“Enhancement” shall include any modification, change or addition to the Technology made during the period of exclusivity provided for in Section 2 herein.  「優化」包括於本協議第二部分註明之獨家使用期間, 對該技術所做的任何改良, 變更或附加技術。

“Intellectual Property Rights” includes Taiwan Fast Plant Propagation Technology and its components (In-house Research and Development Organic Fertilizer, Anhydrous Soilless Cultivation Method and Stereoscopic Cultivation Method), including applications for any of the foregoing, as well as copyright, design rights, know-how, confidential information, trade secrets and any other similar rights in any country.  「知識產權」包括臺灣植物快速繁植法及其餘之組成部份 (自主研發有機肥料, 無水無土種植法及耕地立體種植法), 包括其中任何前述的應用, 與及專利, 設計權, 專業知識, 機密資料, 商業機密及於任何國家其他相類似之權利。

“Proprietary Rights” shall mean unregistered or unregistrable intellectual property rights, trade secrets, methods, processes, applications, technology, research, data, materials, means of manufacture, proprietary and confidential information and any other materials with commercial value relating to the Patentable Technology that are or may be individually, jointly or severally developed or improved by the Licensor and are not publicly available, disclosed or known.  「專有權利」指所有未註冊或不能註冊的知識產權, 商業機密, 方法, 步驟, 應用, 技術, 研究, 數據, 物料, 製作方式, 專利及保密資料, 與及其他尚未公開可用, 披露或公佈的任何與專利性技術有關, 具有商業價值的物料, 其中包括由許可者個人, 共同或各自開發或優化的物料。

“Know-how” means any know-how developed or owned by the Licensor regarding the Taiwan Fast Plant Propagation Technology or its applications. 「專業知識」指任何由許可者開發及擁有關於臺灣植物快速繁植法的方法及其應用的專業知識。

“Technology” shall mean, collectively, the Patentable Technology and the Know-how. 「技術」指包括可申請專利的技術及相關的專業知識。

“CDM” means Clean Development Mechanism, is an arrangement under the Kyoto Protocol allowing industrialised countries with a greenhouse gas reduction commitment to invest in ventures that reduce emissions in developing countries as an alternative to more expensive emission reductions in their own countries.  「CDM」指清潔發展機制, 是京都議定書中, 一個讓發達國家以投資發展中國家的溫室氣體減排項目, 代替發達國家於其本國需用更貴的方法減排的機制。A crucial feature of an approved CDM carbon project is that it has established that the planned reductions would not occur without the additional incentive provided by emission reductions credits, a concept known as “additionally”.  已批准的CDM減碳項目有一個決定性的特點, 它建立了一個「外加」的概念, 如沒有抵消減排指標作為外加動力, 規劃的減排就不會發生。The CDM allows net global greenhouse gas emissions to be reduced at a much lower global cost by financing emissions reduction projects in developing countries where costs are lower than in industrialized countries.  CDM通過讓發達國家以較低成本資助發展中國家的減排項目, 使減低全球總溫室氣體排放的成本大幅下降。可是近年增加了對此機制的批評。 However, in recent years, criticism against the mechanism has increased.  The CDM is supervised by the CDM Executive Board (CDM EB) and is under the guidance of the Conference of the Parties (COP/MOP) of the United Nations Framework Convention on Climate Change (UNFCCC).  CDM在聯合國氣候變化框架公約的成員國會議指導下由執行理事會監督。

“Income” means all sales generated by the use and application of the Patentable Technology by the Licensee, its subsidiaries and its sub-licensee and income from all Governmental subsidiaries granted and credit allotted from CDM organization.  「收益」指所有獲許可者, 其子公司及其授權的許可者因使用及應用專利性技術而得的銷售, 及所有政府附屬機構的資助及由清潔發展機制協會分配的貸款。

2.           GRANT 授予

2.1
Licensor hereby grants and Licensee hereby accepts a worldwide exclusive license with respect to all Intellectual Property Rights in and to the Patentable Technology.  許可者特此授予, 及獲許可者特此接受關於可申請專利的技術所有知識產權的環球獨家許可。

2.2	Said license of Section 2.1 shall commence on July 1, 2010 and continue until June 30, 2040 for a period of 30 years. 於上述2.1部分提及的許可於2010年7月1日開始生效直至2040年6月30日止, 為期30年。
2.3
Licensee acknowledges that future development, enhancement and discoveries relating to this technology may be useful to Licensee in its business development and/or commercialization process. The Licensor hereby grants the Licensee exclusive right in the use of the Patentable Technology which include all related applications of the Technology and its Enhancement created past, present and in future, owned and continually developed and enhanced, registered or unregistered by the Licensor or its affiliates and subsidiaries (the “Proprietary Rights”) as defined herein and arising there from.  獲許可者承認有關此技術未來的發展, 提昇及發現可能對獲許可者之商業發展及/或商業化過程有幫助。許可者特此授予獲許可者獨家使用該可申請專員的技術, 包括所有於此界定及由此而來, 許可者或其成員及子公司已註冊或未註冊 (「專有權利」), 與此技術相關的應用及其過去, 現在及將來, 所擁有及持續發展和已提昇的優化。

3.           REPRESENTATIONS AND WARRANTIES 代表及保證

The Licensor represents and warrants that to the best of his knowledge, he is the sole and exclusive owner of
許可者代表及保證盡其所知, 他是下述項目的唯一擁有者

3.1	the intellectual Property in the Technology 技術中的知識產權
3.2	holds all rights necessary to grant the license granted herein, and 全權擁有授予在此所授予之許可權必需的權限

that the Licensee use of the Technology within the scope of this license will not infringe the right of any third party.
而獲許可者於本許可範圍中使用此技術時不會侵犯任何第三者之權利。

4.           REPORTS 報告

Beginning December 31, 2010, during the term of the Agreement, Licensee shall make written reports to Licensor every quarter regarding the progress of Licensee toward commercial use and applications of the Patentable Technology. Such report shall include, as a minimum, information sufficient to enable Licensor to ascertain progress by Licensee toward commercializing the Patentable Technology.
於本協議期間, 自2010年12月31日起, 獲許可者需於每季提交有關可申請專利的技術的商業使用及應用進展的書面報告予許可者。該報告最基本需要包括足夠的資料讓許可者確認獲許可者在商業化可申請專利的技術的進展。

5.           ROYALITIES 特許權使用費

5.1	Licensee agrees to pay to Licensor a non-refundable license issue royalty of HK$1,000.00 upon execution this Agreement. 獲許可者同意於履行本協議時支付特許權使用費港幣1,000元予許可者, 此許可權不設退款。
5.2
The Licensee agrees to pay the Licensor, commencing December 31, 2010 and at every quarter thereafter, during the continuance of this agreement, as royalty fee, an amount equal to 6% of income received by the Licensee, its subsidiaries and its sub-licensee, on the use and application of Patentable Technology for the period then covered.

於本協議持續期間, 獲許可者同意自2010年12月31日起及其後每季支付相當於獲許可者, 其子公司及其授權的許可者於該段期間, 因使用及應用可申請專利的技術而得的百分之6的收益作為特許權使用費予許可者。

6.           STATEMENT OF SALES 銷售報告

The Licensee, within 15 days after the first day of each quarter, in each year during the continuance of this agreement, agrees to furnish to the Licensor written sales statements, certified by the Licensee and to be audited annually by external profession accountants, specifying the income during the preceding quarter, and accompanied by check in payment of the royalty fee for the period covered. The first statement shall be rendered not later than the December 31, 2010, and shall cover the period from the date of this agreement to December 31, 2010.
於本協議持續期間, 獲許可者同意於每年每季首15天內提供由獲許可者確認的書面銷售報告予許可者, 由外聘的專業會計師年審, 明確說明上一季的收益, 並支付於該段期間的特許權使用費。首份報告應於2010年12月31日前提交, 其中應包括本協議開始至2010年12月31日期間之數據。

7.           AUTHORITY TO SUB-LICENSE 下發次許可權之權限

The Licensee may sublicense all or a portion of the rights granted hereunder in Article 2 to a third party provided that:-  獲許可者可於符合下述條件下, 下發所有或部分於第二節被授予之許可權予第三方:-

7.1
The Licensee notifies the Licensor in writing of any proposed sublicense to be issued prior to the sublicense being offered by the Licensee to the sub-licensee, and provides the Licensor with a true and correct copy of a proposed agreement for approval by the Licensor in compliance to terms as set out in 7.2 below.  如有任何次許可權之建議, 獲許可者於下發次許可權前需以書面通知許可者, 並提交一份真確的建議協議予許可者按下述7.2之條款審批。 The Licensor agrees to confirm such approval within four working days after the receipt of such agreement.  Unless the Licensor objects in writing within such four working days period, the Licensee may enter into the proposed sublicense agreement; and  許可者同意於收悉該等協議4個工作天內確認該等審批。除非許可者於4個工作天內以書面反對, 否則獲許可者可開始建議之次許可權協議; 與及

7.2	Any such sublicense shall be made pursuant to a written agreement that is consistent with the terms, conditions and restrictions of the grant of license to the Licensee under this Agreement.
任何該等次許可權需依據書面協議達成, 該等協議需與本協議中授予許可權之條款及限制一致。

8.           NOTICE 通告

All notices under this Agreement shall be deemed to have been fully given when done in writing and deposited in the HONG KONG mail, registered or certified, and address as follows:
所有本協議下的通告應全部以書面簽訂並以香港掛號郵寄至下列地址:

To Licensor: 致許可者:
ATTN: Mr. CHANG, Cho-Po (CHANG, Cho-Po先生收啟)
Address: Apartment NO.6, Lane NO. 13, Wu Ding Li, Chao Zhou Town, Ping Dong County, TAIWAN 地址: 台灣屏東縣潮州鎮, 武丁里13巷6號

To Licensee: 致獲許可者:
ATTN: Ms. TSAI, Hsui Ping (TSAI, Hsui Ping 小姐收啟)
Address: Suite A2, 9th Floor, Wing Tak Mansion, 17 Sharp Street West, Hong Kong 地址: 香港霎西街17號永德大廈9樓A2室

Either party may change its address upon written notice to the other party.
任何一方如需更改地址可以書面通知另一方。

9.           ENTIRE AGREEMENT 完整協議

This Agreement contains the entire understanding and agreement between parties hereto with respect to its subject matter and supersedes any prior or contemporaneous written or oral agreements, representations or warranties between them respecting the subject matter hereof.
本協議包含協定雙方對於協議事項的完整理解及協議, 並取代雙方之間於之前或同期有關協議事項的所有書面或口頭協議, 代表或保證。

10.           AMENDMENT 修訂

This Agreement may be amended only by a writing signed by both parties.
本協議如有修改必須雙方書面簽訂。

11.           SEVERABILITY 權益

If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other person, places and circumstances shall remain in full force and effect.
本協議的任何約定, 條款, 協定或條件, 或其應用於任何人士, 地方或環境, 被所管轄的法院定為無效, 不能執行或作廢者, 本協議其餘應用於其他人士, 地方或環境之約定, 條款, 協定或條件, 應繼續全面生效。

12.           GOVERNING LAW管治法

This Agreement shall be construed in accordance with, and all actions arising hereunder shall be governed by, the laws of Hong Kong.
本協議及其所有因此衍生的行為應符合香港法律之管治。

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
現於見證人之見證下, 雙方現簽訂此協議書並按前文所訂之日期正式生效。

LICENSOR 許可者	LICENSEE 獲許可者

/S/ CHANG Cho Po	/S/ TSAI Hsui Ping
Mr. CHANG, Cho-Po	Ms. TSAI, Hsui Ping

WITNESS 見證人	WITNESS見證人

/S/ Chiu Wai Choi, Stable	/S/ 李慧
Chiu Wai Choi, Stable	李慧, Secretary
Print Name and Title 正楷姓名及職銜	Print Name and Title 正楷姓名及職銜

EXHIBIT A 陳述 A

臺灣植物快速繁植法
(Taiwan Fast Plant Propagation Technology)

臺灣植物快速繁植法是一項屬於高科技的全新植物繁殖、栽培方法，其主要是針對植物苗種的培育，克隆和快速成長有顯著的成效以外， 對於耕地使用有著突破性的成果。植物快速繁植法的重點技術可以分開三個方面；

1.	自主研發有機肥料 (In-house developed and formulated organic fertilizer) 有機生物物質，可使植物快速生根，縮短植物傳統生長期達50%或以上。

2.	無水無土種植法 (Aeroponics Cultivation Systems) 全新的植物種植法， 利用自主發明的低压濕空气自動霧化設備Aeroponic equipment (可申請專利），可以適應和避免惡劣天氣和汚染的土壤對植物生長的影響，保證收成绿色的農產品。

3.	耕地立體種植法 (Stereoscopic Cultivation Method) 對耕地進行搭棚，立體化操作，可以有效增加每畝耕地4到5倍的收成、解决城市耕地缺乏的環境。

Definition of Aeroponics Cultivation Systems

Aeroponics is the process of growing plants in an air or mist environment "無水" without the use of soil or an aggregate medium (known as geoponics) "無土". The word "aeroponic" is derived from the Greek meanings of "aero" (air) and "ponos" (labour). Aeroponic culture differs from both conventional hydroponics and in-vitro (plant tissue culture) growing. Unlike hydroponics, which uses water as growing medium and essential minerals to sustain plant growth, aeroponics is conducted without a growing medium. Because water is used in aeroponics to transmit nutrients, it is sometimes considered a type of hydroponics.

The basic principle of aeroponic growing is to grow plants suspended in a closed or semi-closed environment by spraying the plant's dangling roots and lower stem with an atomized, nutrient-rich water solution. The leaves and crown, often called the "canopy", extend above. The roots of the plant are separated by the plant support structure. Many times closed cell foam is compressed around the lower stem and inserted into an opening in the aeroponic chamber, which decreases labor and expense; for larger plants, trellising is used to suspend the weight of vegetation and fruit. The main ecological advantages of aeroponics are the conservation of water and energy.

Air cultures optimize access to air for successful plant growth. Materials and devices which hold and support the aeroponic grown plants must be devoid of disease or pathogens. A distinction of a true aeroponic culture and apparatus is that it provides plant support features that are monomial. Monomial contact between a plant and support structure allows for 100% of the plant to be entirely in air. Long-term aeroponic cultivation requires the root systems to be free of constraints surrounding the stem and root systems. Physical contact is minimized so that it does not hinder natural growth and root expansion or access to pure water, air exchange and disease-free conditions.

Oxygen in the rhizosphere (root zone) is necessary for healthy plant growth. As aeroponics is conducted in air combined with micro-droplets of water, almost any plant can grow to maturity in air with a plentiful supply of oxygen, water and nutrients. When compared to hydroponics, Aeroponic system has increased aeration of nutrient solution, which delivers more oxygen to plant roots, stimulating growth and helping to prevent pathogen formation. Plants in a true aeroponic apparatus have 100% access to the CO2 concentrations ranging from 450 ppm to 780 ppm for photosynthesis. At one mile (1.6 km) above sea level the CO2 concentration in the air is 450 ppm during daylight. At night, the CO2 level will rise to 780 ppm. Lower elevations will have higher levels. In any case, the air culture apparatus offers ability for plants to have full access to all the available CO2 in the air for photosynthesis. Growing under lights during the evening allows aeroponics to benefit from the natural occurrence.

Aeroponics can limit disease transmission since plant-to-plant contact is reduced and each spray pulse can be sterile. In the case of soil, aggregate, or other media, disease can spread throughout the growth media, infecting many plants. In most greenhouses these solid media require sterilization after each crop and, in many cases, they are simply discarded and replaced with fresh, sterile media. A distinct advantage of aeroponic technology is that if a particular plant does become diseased, it can be quickly removed from the plant support structure without disrupting or infecting the other plants.

Due to the disease-free environment that is unique to aeroponics, many plants can grow at higher density (plants per sq meter) when compared to more traditional forms of cultivation (hydroponics, soil and Nutrient Film Technique). Commercial aeroponic systems incorporate hardware features that accommodate the crops expanding root systems.

Aeroponic equipment involves the use of sprayers, misters, foggers, or other devices to create a fine mist of solution to deliver nutrients to plant roots. Aeroponic systems are normally closed-looped systems providing macro and micro-environments suitable to sustain a reliable, constant air culture. The key to root development in an aeroponic environment is the size of the water droplet. In commercial applications, a hydro-atomizing spray is employed to cover large areas of roots utilizing air pressure misting. A variation of the mist technique employs the use of ultrasonic nebulizers or foggers to mist nutrient solutions in low-pressure aeroponic devices. Water droplet size is crucial for sustaining aeroponic growth. Too large a water droplet means less oxygen is available to the root system. Too fine a water droplet, such as those generated by the ultrasonic mister, produce excessive root hair without developing a lateral root system for sustained growth in an aeroponic system. High-pressure aeroponic techniques, where the mist is generated by high-pressure pump(s), are typically used in the cultivation of high value crops and plant specimens that can offset the high setup costs associated with this method of horticulture. High-pressure aeroponics systems include technologies for air and water purification, nutrient sterilization, low-mass polymers and pressurized nutrient delivery systems. Commercial aeroponic systems comprise high-pressure device hardware and biological systems. The biological systems matrix includes enhancements for extended plant life and crop maturation. Biological subsystems and hardware components include effluent controls systems, disease prevention, pathogen resistance features, precision timing and nutrient solution pressurization, heating and cooling sensors, thermal control of solutions, efficient photon-flux light arrays, spectrum filtration spanning, fail-safe sensors and protection, reduced maintenance & labor saving features, and ergonomics and long-term reliability features. Advanced commercial systems include data gathering, monitoring, analytical feedback and Internet connections to various subsystems.

TFPPT has developed copyrightable and patentable technologically improved aeroponic equipment to facilitate aeroponic spraying and misting. Aeroponics has contributed to advances in root morphology, nutrient uptake, drought and flood stress. This high performance of Aeroponics Systems together with formulated organic fertilizer from TFPPT will rapidly grow plants and crops ecologically by using less water, nutrients, energy and labor while significantly shortening the cultivating cycle.

ADDENDUM

TO

TAIWAN FAST PLANT PROPAGATION TECHNOLOGY
EXCLUSIVE LICENSE AGREEMENT (the “Agreement”)

Between

Mr. CHANG, Cho-Po & Ms. TSAI, Hsui Ping

This is an addendum (the “Addendum”) to the TAIWAN FAST PLANT PROPAGATION TECHNOLOGY EXCLUSIVE LICENSE AGREEMENT, dated July 1, 2010.

Pursuant to section 10 of the agreement, the parties hereby agree to amend and revise the Agreement as follows:

(a)	the entire content of EXHIBIT A to be deleted and replaced by following paragraphs

臺灣植物快速繁植法
(Taiwan Fast Plant Propagation Technology)

臺灣植物快速繁植法是一項屬於高科技的全新植物繁殖、栽培方法，其主要是針對植物苗種的培育，克隆和快速成長有顯著的成效以外， 對於耕地使用有著突破性的成果。植物快速繁植法的重點技術可以分開三個方面；

1.	自主研發有機肥料 (In-house developed and formulated organic fertilizer) 有機生物物質，可使植物快速生根，縮短植物傳統生長期達50%或以上。

2.	無水無土種植法 (Aeroponics Cultivation Systems) 全新的植物種植法， 利用自主發明的低压濕空气自動霧化設備Aeroponic equipment (可申請專利），可以適應和避免惡劣天氣和汚染的土壤對植物生長的影響，保證收成绿色的農產品。

3.	耕地立體種植法 (Stereoscopic Cultivation Method) 對耕地進行搭棚，立體化操作，可以有效增加每畝耕地4到5倍的收成、解决城市耕地缺乏的環境。

Definition of Aeroponics Cultivation Systems

Aeroponics is the process of growing plants in an air or mist environment "無水" without the use of soil or an aggregate medium (known as geoponics) "無土". The word "aeroponic" is derived from the Greek meanings of "aero" (air) and "ponos" (labour). Aeroponic culture differs from both conventional hydroponics and in-vitro (plant tissue culture) growing. Unlike hydroponics, which uses water as growing medium and essential minerals to sustain plant growth, aeroponics is conducted without a growing medium. Because water is used in aeroponics to transmit nutrients, it is sometimes considered a type of hydroponics.

The basic principle of aeroponic growing is to grow plants suspended in a closed or semi-closed environment by spraying the plant's dangling roots and lower stem with an atomized, nutrient-rich water solution. The leaves and crown, often called the "canopy", extend above. The roots of the plant are separated by the plant support structure. Many times closed cell foam is compressed around the lower stem and inserted into an opening in the aeroponic chamber, which decreases labor and expense; for larger plants, trellising is used to suspend the weight of vegetation and fruit. The main ecological advantages of aeroponics are the conservation of water and energy.

Air cultures optimize access to air for successful plant growth. Materials and devices which hold and support the aeroponic grown plants must be devoid of disease or pathogens. A distinction of a true aeroponic culture and apparatus is that it provides plant support features that are monomial. Monomial contact between a plant and support structure allows for 100% of the plant to be entirely in air. Long-term aeroponic cultivation requires the root systems to be free of constraints surrounding the stem and root systems. Physical contact is minimized so that it does not hinder natural growth and root expansion or access to pure water, air exchange and disease-free conditions.

Oxygen in the rhizosphere (root zone) is necessary for healthy plant growth. As aeroponics is conducted in air combined with micro-droplets of water, almost any plant can grow to maturity in air with a plentiful supply of oxygen, water and nutrients. When compared to hydroponics, Aeroponic system has increased aeration of nutrient solution, which delivers more oxygen to plant roots, stimulating growth and helping to prevent pathogen formation. Plants in a true aeroponic apparatus have 100% access to the CO2 concentrations ranging from 450 ppm to 780 ppm for photosynthesis. At one mile (1.6 km) above sea level the CO2 concentration in the air is 450 ppm during daylight. At night, the CO2 level will rise to 780 ppm. Lower elevations will have higher levels. In any case, the air culture apparatus offers ability for plants to have full access to all the available CO2 in the air for photosynthesis. Growing under lights during the evening allows aeroponics to benefit from the natural occurrence.

Aeroponics can limit disease transmission since plant-to-plant contact is reduced and each spray pulse can be sterile. In the case of soil, aggregate, or other media, disease can spread throughout the growth media, infecting many plants. In most greenhouses these solid media require sterilization after each crop and, in many cases, they are simply discarded and replaced with fresh, sterile media. A distinct advantage of aeroponic technology is that if a particular plant does become diseased, it can be quickly removed from the plant support structure without disrupting or infecting the other plants.

Due to the disease-free environment that is unique to aeroponics, many plants can grow at higher density (plants per sq meter) when compared to more traditional forms of cultivation (hydroponics, soil and Nutrient Film Technique). Commercial aeroponic systems incorporate hardware features that accommodate the crops expanding root systems.

Aeroponic equipment involves the use of sprayers, misters, foggers, or other devices to create a fine mist of solution to deliver nutrients to plant roots. Aeroponic systems are normally closed-looped systems providing macro and micro-environments suitable to sustain a reliable, constant air culture. The key to root development in an aeroponic environment is the size of the water droplet. In commercial applications, a hydro-atomizing spray is employed to cover large areas of roots utilizing air pressure misting. A variation of the mist technique employs the use of ultrasonic nebulizers or foggers to mist nutrient solutions in low-pressure aeroponic devices. Water droplet size is crucial for sustaining aeroponic growth. Too large a water droplet means less oxygen is available to the root system. Too fine a water droplet, such as those generated by the ultrasonic mister, produce excessive root hair without developing a lateral root system for sustained growth in an aeroponic system. High-pressure aeroponic techniques, where the mist is generated by high-pressure pump(s), are typically used in the cultivation of high value crops and plant specimens that can offset the high setup costs associated with this method of horticulture. High-pressure aeroponics systems include technologies for air and water purification, nutrient sterilization, low-mass polymers and pressurized nutrient delivery systems. Commercial aeroponic systems comprise high-pressure device hardware and biological systems. The biological systems matrix includes enhancements for extended plant life and crop maturation. Biological subsystems and hardware components include effluent controls systems, disease prevention, pathogen resistance features, precision timing and nutrient solution pressurization, heating and cooling sensors, thermal control of solutions, efficient photon-flux light arrays, spectrum filtration spanning, fail-safe sensors and protection, reduced maintenance & labor saving features, and ergonomics and long-term reliability features. Advanced commercial systems include data gathering, monitoring, analytical feedback and Internet connections to various subsystems.

TFPPT has developed copyrightable and patentable technologically improved aeroponic equipment to facilitate aeroponic spraying and misting. Aeroponics has contributed to advances in root morphology, nutrient uptake, drought and flood stress. This high performance of Aeroponics Systems together with formulated organic fertilizer from TFPPT will rapidly grow plants and crops ecologically by using less water, nutrients, energy and labor while significantly shortening the cultivating cycle.

To the extent this Addendum shall be deemed to be inconsistent with any information in the Agreement or any exhibits or attachments thereto, the information of this Addendum shall govern.

AS WITNESS whereof the parties hereto have caused this Addendum to be duly executed on September 20, 2010

LICENSOR	LICENSEE

/S/ CHANG Cho Po	/S/ TSAI Hsui Ping
Mr. CHANG, Cho-Po	Ms. TSAI, Hsui Ping

WITNESS	WITNESS

/S/ Chiu Wai Choi, Stable	/S/ 李慧
Chiu Wai Choi, Stable	李慧, Secretary
Print Name and Title	Print Name and Title